SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                          SCHEDULE 13G


           Under the Securities Exchange Act of 1934


                BIOSITE DIAGNOSTICS INCORPORATED
                        (Name of Issuer)


                 Common Stock, $0.01 Par Value
                 (Title of Class of Securities)


                           090945106
                         (CUSIP Number)


                          April 28, 1998
     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[    ] Rule 13d-1(b)

[     ] Rule 13d-(c)

[ X  ] Rule 13d-1(c)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act however, see the Notes).

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE, TRUSTEE FOR VARIOUS TRUSTS
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     U.S.


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           1,638,688 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,638,688 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,638,688

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     12.73%

12   Type of Reporting Person
     IN

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     THOMAS G. BIGLEY, TRUSTEE FOR VARIOUS TRUSTS
     I.D. #

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     U.S.


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           163,852 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               163,852 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     163,852

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     1.27%

12   Type of Reporting Person
     IN

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HENRY L. HILLMAN
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     U.S.


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           1,474,836 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,474,836 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,474,836

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     11.45%

12   Type of Reporting Person
     IN

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     ELSIE HILLIARD HILLMAN
     I.D. ####-##-####

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     U.S.


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           1,474,836 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,474,836 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,474,836

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     11.45%

12   Type of Reporting Person
     IN

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     FREDERICK J. DOTZLER
     I.D. #

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     U.S.


Number of 5    Sole Voting Power
Shares         116,392
Beneficially
Owned by  6    Shared Voting Power
Each           437,501 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With           116,392

          8    Shared Dispositive Power
               437,501 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     553,893

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     4.3%

12   Type of Reporting Person
     IN

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     JOHN M. REHER
     I.D. #

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     U.S.


Number of 5    Sole Voting Power
Shares         55,196
Beneficially
Owned by  6    Shared Voting Power
Each           437,501 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With           55,196

          8    Shared Dispositive Power
               437,501 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     492,697

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     3.83%

12   Type of Reporting Person
     IN

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF JULIET LEA
     HILLMAN SIMONDS              I.D.# 25-6193084

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares         5,041
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           5,041

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     5,041

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .04%

12   Type of Reporting Person
     OO

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF AUDREY
     HILLMAN FISHER              I.D.# 25-6193085

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares         5,041
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           5,041

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     5,041

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .04%

12   Type of Reporting Person
     OO

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF HENRY LEA
     HILLMAN, JR.              I.D.# 25-6193086

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares         5,041
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           5,041

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     5,041

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .04%

12   Type of Reporting Person
     OO

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF WILLIAM
     TALBOTT HILLMAN               I.D.# 25-6193087

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares         5,041
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           5,041

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     5,041

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .04%

12   Type of Reporting Person
     OO

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR JULIET LEA HILLMAN   I.D.# 25-6094898

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares         35,922
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           35,922

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     35,922

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .28%

12   Type of Reporting Person
     OO

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR AUDREY HILLIARD  HILLMAN
             I.D.# 25-6094896

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares         35,922
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           35,922

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     35,922

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .28%

12   Type of Reporting Person
     OO

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR HENRY LEA HILLMAN, JR.
             I.D.# 25-6094897

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares         35,922
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           35,922

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     35,922

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .28%

12   Type of Reporting Person
     OO

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 8/28/68 FOR WILLIAM TALBOTT HILLMAN
             I.D.# 25-6094899

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares         35,922
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           35,922

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     35,922

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .28%

12   Type of Reporting Person
     OO

CUSIP NO. 090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares         287,099
Beneficially
Owned by  6    Shared Voting Power
Each           1,187,737 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With           287,099

          8    Shared Dispositive Power
               1,187,737 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,474,836

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     11.45%

12   Type of Reporting Person
     OO

CUSIP NO.  090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     THE HILLMAN COMPANY      I.D.# 25-1011286

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Pennsylvania


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           1,187,737 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,187,737 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,187,737

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     9.22%

12   Type of Reporting Person
     CO

CUSIP NO.  090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     WILMINGTON INVESTMENTS, INC.       I.D.# 51-0034468

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Delaware


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           1,187,737 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,187,737 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,187,737

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     9.22%

12   Type of Reporting Person
     CO

CUSIP NO.  090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     WILMINGTON SECURITIES, INC.             I.D.# 51-0114700

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Delaware


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           1,187,737 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,187,737 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,187,737

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     9.22%

12   Type of Reporting Person
     CO

CUSIP NO.  090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     WILMINGTON INTERSTATE CORPORATION       I.D.# 51-0313966

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Delaware


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           1,187,737 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               1,187,737 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,187,737

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     9.22%

12   Type of Reporting Person
     CO

CUSIP NO.  090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HILLMAN/CHESAPEAKE LIMITED PARTNERSHIP  I.D.# 51-0315605

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     Delaware


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           437,501 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               437,501 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     437,501

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     3.40%

12   Type of Reporting Person
     PN

CUSIP NO.  090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     MEDICUS MANAGEMENT PARTNERS         I.D.# 94-3089403

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     California


Number of 5    Sole Voting Power
Shares
Beneficially
Owned by  6    Shared Voting Power
Each           437,501 (See Item(4)(a))
Reporting
Person    7    Sole Dispositive Power
With

          8    Shared Dispositive Power
               437,501 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     437,501

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     3.40%

12   Type of Reporting Person
     PN

CUSIP NO.  090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     MEDICUS VENTURE PARTNERS 1991, A CALIFORNIA
     LIMITED PARTNERSHIP                        I.D.# 94-3130685

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     California


Number of 5    Sole Voting Power
Shares         333,334
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           333,334

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     333,334

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     2.6%

12   Type of Reporting Person
     PN

CUSIP NO.  090945106


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     MEDICUS VENTURE PARTNERS 1992, A CALIFORNIA
     LIMITED PARTNERSHIP                        I.D.# 94-3154913

2    Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                                           (b)  [     ]

3    SEC Use Only

4    Citizenship of Place of Organization
     California


Number of 5    Sole Voting Power
Shares         104,167
Beneficially
Owned by  6    Shared Voting Power
Each
Reporting
Person    7    Sole Dispositive Power
With           104,167

          8    Shared Dispositive Power



9    Aggregate Amount Beneficially Owned by Each Reporting Person
     104,167

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .81%

12   Type of Reporting Person
     PN

Item 1(a)     Name of Issuer

       Biosite Diagnostics Incorporated

Item 1(b)     Address of Issuer's Principal Executive Office:

       11030 Roselle Street, Suite D
       San Diego, California  92121

Item 2(a)     Name of Person Filing:

       (i) Medicus Venture Partners 1992, a California Limited Partnership whose general partners are Hillman/Chesapeake Limited Partnership and Medicus Management Partners.

       (ii) Medicus Venture Partners 1991, a California Limited Partnership whose general partners are Hillman/Chesapeake Limited Partnership and Medicus Management Partners.

       (iii) Hillman/Chesapeake Limited Partnership, a Delaware limited partnership whose general partner is Wilmington Interstate Corporation.

       (iv) Medicus Management Partners, a California general partnership whose general partners are Frederick J. Dotzler and John Reher.

       (v) Wilmington Interstate Corporation, a wholly-owned subsidiary of Wilmington Securities, Inc.

       (vi) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington Investments, Inc.

       (vii) Wilmington Investments, Inc., a wholly-owned subsidiary of The Hillman Company.

       (viii)  The Hillman Company, a corporation controlled by the HLH Trust.

       (ix) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust").

       (x) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Juliet Lea Hillman (the "1968 JLH Trust").

       (xi) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Audrey Hilliard Hillman (the "1968 AHH Trust").

       (xii) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Henry Lea Hillman, Jr. (the "1968 HLH Trust").

       (xiii) C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for William Talbott Hillman (the "1968 WTH Trust").

       (xiv) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of Juliet Lea Hillman Simonds (the "1976 JLHS Trust").

       (xv) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of Audrey Hillman Fisher (the "1976 AHF Trust").

       (xvi) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of Henry Lea Hillman, Jr. (the "1976 HLH Trust").

       (xvii) C. G. Grefenstette and Thomas G. Bigley, Trustees Under Agreement of Trust dated 12/30/76 for the Children of William Talbott Hillman (the "1976 WTH Trust").

       (xviii) Frederick J. Dotzler

       (xix)   John M. Reher

       (xx)    Elsie Hilliard Hillman

       (xxi)   Henry L. Hillman

       (xxii)  Thomas G. Bigley

       (xxiii) C. G. Grefenstette

Item 2(b)     Address of the Principal Business Office:

       Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1991, a California Limited Partnership, are located at:
       2882 Sand Hill Road
       Suite 116
       Menlo Park, California 94025

       Hillman/Chesapeake Limited Partnership, Wilmington Interstate Corporation, Wilmington Securities, Inc. and Wilmington
       Investments, Inc.
       824 Market Street, Suite 900
       Wilmington, Delaware 19801

       The Hillman Company, the HLH Trust, the 1968 JLH Trust, the 1968 AHH Trust, the 1968 HLH Trust, the 1968 WTH Trust, the 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLH Trust and the 1976 WTH Trust
       1900 Grant Building
       Pittsburgh, Pennsylvania 15219

       Frederick J. Dotzler and John M. Reher
       2882 Sand Hill Road
       Suite 116
       Menlo Park, California 94025

       Thomas G. Bigley
       One Oxford Centre, 28th Floor
       Pittsburgh, Pennsylvania 15219

       Elsie Hilliard Hillman, Henry L. Hillman and C. G. Grefenstette 2000 Grant Building
       Pittsburgh, Pennsylvania 15219

Item 2(c)     Citizenship:

       Medicus Venture Partners 1992, a California Limited Partnership, Medicus Venture Partners 1991, a California Limited Partnership, are California Limited Partnerships.

       Hillman/Chesapeake Limited Partnership is a Delaware limited partnership.

       Wilmington Interstate Corporation, Wilmington Securities, Inc. and Wilmington Investments, Inc. are Delaware corporations.

       The Hillman Company is a Pennsylvania corporation.

       The HLH Trust, the 1968 JLH Trust, the 1968 AHH Trust, the 1968 HLH Trust, the 1968 WTH Trust, the 1976 JLHS Trust, the 1976 AHF Trust, the 1976 HLH Trust, the 1976 WTH Trust are Pennsylvania trusts.

       C. G. Grefenstette, Henry L. Hillman, Elsie Hilliard Hillman,
       Thomas G. Bigley, Frederick J. Dotzler and John Reher are U.S. citizens.

Item 2(d)     Title of Class of Securities:

       Common Stock, $.01 Par Value

Item 2(e)     CUSIP Number

       090945106

Item 3 Not Applicable

Item 4 Ownership:

       (a) Amount Beneficially Owned:

           5,041 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Juliet Lea Hillman Simonds (together with the three trusts of even date named below the "1976" Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the 1964 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1992, a California Limited Partnership and Medicus Venture Partners 1991, a California Limited Partnership.

           5,041 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Audrey Hillman Fisher, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the 1964 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1992, a California Limited Partnership and Medicus Venture Partners 1991, a California Limited Partnership.

           5,041 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the 1964 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership and Medicus Venture Partners 1992, a California Limited Partnership.

           5,041 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of William Talbott Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the 1964 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership and Medicus Venture Partners 1992, a California Limited Partnership.

           35,922 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for Juliet Lea Hillman (together with the three trusts of even date named below the "1964" Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership and Medicus Venture Partners 1992, a California Limited Partnership.

           35,922 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for Audrey Hilliard Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership and Medicus Venture Partners 1992, a California Limited Partnership.

           35,922 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership and Medicus Venture Partners 1992, a California Limited Partnership.

           35,922 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated August 28, 1968 for William Talbott Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1991, a California Limited Partnership and Medicus Venture Partners 1992, a California Limited Partnership.

           287,099 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania revocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the 1976 Trusts, the HLH Trust, Wilmington Interstate Corporation, Medicus Venture Partners 1992, a California Limited Partnership and Medicus Venture Partners 1991, a California Limited Partnership.

           750,236 shares of Common Stock are owned of record and beneficially by Wilmington Interstate Corporation. Wilmington Interstate Corporation is a wholly-owned subsidiary of Wilmington Securities, Inc. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

           333,334 shares of Common Stock are owned by Medicus Venture Partners 1991, a California Limited Partnership ("MVP 91"). Hillman/Chesapeake Limited Partnership and Medicus
           Management Partners are general partners of MVP 91. Wilmington Interstate Corporation is a wholly-owned subsidiary of Wilmington Securities, Inc. Wilmington Securities, Inc. is a wholly owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company

            104,167 shares of Common Stock are owned by Medicus Venture Partners 1992, a California Limited Partnership ("MVP 92"). Hillman/Chesapeake Limited Partnership and Medicus
            Management Partners are general partners of MVP 92. Wilmington Interstate Corporation is a wholly-owned subsidiary of Wilmington Securities, Inc. Wilmington Securities, Inc. is a wholly owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company

    (b) Percent of Class

        12.73%

    (c) Number of Shares as to which such person has:

        (i) sole power to vote or direct the vote



        (ii)    shared power to vote or to direct the vote

                                                                 1,658,688
                                                            (See Item (4)(a))

        (iii)   sole power to dispose or to direct the disposition of



        (iv)    shared power to dispose or to direct the disposition of

                                                                  1,658,688
                                                             (See Item (4)(a))

Item 5  Ownership of Five Percent or Less of a Class:

    Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

    Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

    Not Applicable

Item 8  Identification and Classification of Members of the Group:

    Not Applicable



Item 9  Notice of Dissolution of Group:

    Not Applicable

Item 10 Certification:

    By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            SIGNATURES

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                    MEDICUS VENTURE PARTNERS 1992, A
                     CALIFORNIA LIMITED PARTNERSHIP,
                    MEDICUS VENTURE PARTNERS 1991, A
                     CALIFORNIA LIMITED PARTNERSHIP,

                    By Hillman/Chesapeake Limited Partnership, a General Partner
                    By Wilmington Interstate Corporation, Inc., the sole General Partner

                        /s/ Andrew H. McQuarrie
                    By _________________________________________
                        Andrew H. McQuarrie, Vice President

                    By Medicus Management Partners,
                    a General Partner

                        /s/ Federick J. Dotzler
                    By _________________________________________
                        Federick J. Dotzler, General Partner

                        /s/ John M. Reher
                    By _________________________________________
                        John M. Reher, General Partner

                    HILLMAN/CHESAPEAKE LIMITED PARTNERSHIP

                    By Wilmington Interstate Corporation,
                    the sole General Partner

                        /s/ Andrew H. McQuarrie
                    By _________________________________________
                        Andrew H. McQuarrie, Vice President


                    MEDICUS MANAGEMENT PARTNERS

                        /s/ Frederick J. Dotzler
                    By _________________________________________
                        Frederick J. Dotzler, General Partner

                        /s/ John M. Reher
                    By _________________________________________
                        John M. Reher, General Partner

                    WILMINGTON INTERSTATE CORPORATION

                        /s/ Andrew H. McQuarrie
                    By _________________________________________
                        Andrew H. McQuarrie, Vice President


                    WILMINGTON SECURITIES, INC.

                         /s/ Andrew H. McQuarrie
                    By _________________________________________
                        Andrew H. McQuarrie, Vice President


                    WILMINGTON INVESTMENTS, INC.

                         /s/ Andrew H. McQuarrie
                    By _________________________________________
                        Andrew H. McQuarrie, Vice President

                    THE HILLMAN COMPANY

                        /s/ Lawrence M. Wagner
                    By _________________________________________
                        Lawrence M. Wagner, President


                    HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN
                    & C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN TRUST U/A DATED NOVEMBER 18, 1985

                        /s/ C. G. Grefenstette
                    By _________________________________________
                        C. G. Grefenstette, Trustee

                    C. G. GREFENSTETTE AND THOMAS G. BIGLEY
                    TRUSTEES UNDER AGREEMENT OF TRUST DATED
                    8/28/68 FOR JULIET LEA HILLMAN, AUDREY
                    HILLIARD HILLMAN, HENRY LEA HILLMAN, JR.
                    AND WILLIAM TALBOTT HILLMAN

                     /s/ C. G. Grefenstette
                    ____________________________________________
                    C. G. Grefenstette, Trustee

                     /s/ Thomas G. Bigley, Trustee
                    ____________________________________________
                    Thomas G. Bigley, Trustee


                    C. G. GREFENSTETTE AND THOMAS G. BIGLEY
                    TRUSTEES UNDER AGREEMENT OF TRUST DATED
                    12/30/76 FOR THE CHILDREN OF JULIET LEA
                    HILLMAN SIMONDS, AUDREY HILLIARD HILLMAN
                    HENRY LEA HILLMAN, JR., AND WILLIAM
                    TALBOTT HILLMAN

                     /s/ C. G. Grefenstette
                    ____________________________________________
                    C. G. Grefenstette, Trustee

                     /s/ Thomas G. Bigley
                    ____________________________________________
                    Thomas G. Bigley, Trustee


                     /s/ C. G. Grefenstette
                    ____________________________________________
                    C. G. Grefenstette

                     /s/ Thomas G. Bigley
                    ____________________________________________
                    Thomas G. Bigley

                    /s/ Henry L. Hillman
                    ____________________________________________
                    Henry L. Hillman


                     /s/ Elsie Hilliard Hillman
                    ____________________________________________
                    Elsie Hilliard Hillman


                     /s/ Frederick J. Dotzler
                    ____________________________________________
                    Frederick J. Dotzler

                     /s/ John M. Reher
                    ____________________________________________
                    John M. Reher




    May 8, 1998
    Date